Exhibit 99.1

September 5, 2008

The Honorable Salud Carbajal

Chair, Santa Barbara County Board of Supervisors

105 Anapamu, Room 407

Santa Barbara, CA 93101

RE: Request for Continuance: Case No. 08APL-00000-00019 & 20

Dear Chairman Carbajal:

In accordance with the conversations we have had with your office over the past several days we have evaluated your request that we consider extending final consideration of our proposed Tranquillon Ridge project to the October 7, 2008 Board of Supervisors hearing. Please consider this letter our formal request for continuance of the matter to such date. PXP is submitting this request because it understands that it will allow the County additional time with respect to its ongoing efforts regarding how royalties are shared between the state and county in the current proposed state budget.

We sincerely appreciate having had the opportunity to dialogue with your office on this critical matter. Please do not hesitate to contact me at (323) 298-2223 should you have any questions regarding this matter.

Sincerely,

/s/ Steve Rusch

CC:

The Honorable Janet Wolf

The Honorable Brooks Firestone

The Honorable Joni Gray

The Honorable Joseph Centeno

Mr. Michael Allen, Chief Deputy Clerk of the Board

Mr. John Baker, Director, Planning & Development

Mr. Doug Anthony, Deputy Director, Planning & Development, Energy Division